Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 7, 2022, with respect to the consolidated financial statements of Neptune Wellness Solutions Inc. as of and for the year ended March 31, 2021, in the Registration Statement (Form S-1) and related Prospectus of Neptune Wellness Solutions Inc. for the registration of up to 6,417,114 shares of its common stock.

/s/ Ernst & Young LLP

Montreal, Canada

November 7, 2022